Exhibit 99.3

APPENDIX B

(As Amended and Restated Effective as of May 24, 2016)

GRAHAM CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participant: James Lines

With respect to the Participant, the rules for calculating the Supplemental Retirement Plan Benefits under Section 3.1 of the Plan shall be modified as follows:

(a) Solely for purposes of calculating the benefit under the Plan, the following definition of Average Final Compensation shall be used:

(i) If the Participant voluntarily terminates employment during 2016, Average Final Compensation means the sum of $340,000 and the Participant’s annual base salary for each of 2013, 2014, 2015 and 2016, divided by five.

(ii) If the Participant’s employment is involuntarily terminated without cause during 2016, Average Final Compensation means $435,000. In addition, for purposes of subsections (ii)—(v) below, the Participant’s annual base salary for 2016 means $435.000.

(iii) If the Participant’s employment is involuntarily terminated without cause during 2017, Average Final Compensation means the Participant’s annual base salary for 2016 and 2017, divided by two.

(iv) If the Participant’s employment is involuntarily terminated without cause during 2018, Average Final Compensation means the sum of the Participant’s annual base salary for 2016, 2017 and 2018, divided by three.

(v) If the Participant’s employment is involuntarily terminated without cause during 2019, Average Final Compensation means the Participant’s annual base salary for 2016, 2017, 2018 and 2019, divided by four.

(vi) If the Participant’s employment is involuntarily terminated without cause during 2020, Average Final Compensation means the sum of the Participant’s annual base salary for 2016, 2017, 2018, 2019 and 2020, divided by five.

(vii) If the Participant terminates employment following December 31, 2020, Average Final Compensation shall have the meaning given to such term under the Retirement Plan.

(b) Except as provided above, the Participant’s benefit shall otherwise be calculated and paid in accordance with the provisions of the Plan.

For the avoidance of doubt, the benefits payable to or with respect to the Participant under the Retirement Plan shall use the definition of Average Final Compensation in the Retirement Plan and not the definition set forth above, and the benefits under the Retirement Plan shall be calculated accordingly for purposes of Section 3.1(b).